                                                                 EXHIBIT 10.5(i)

                              FOOTSTAR CORPORATION
                                       AND
                                 FOOTSTAR, INC.

                               CONFIDENTIALITY AND
                            NON-COMPETITION AGREEMENT

            This Agreement among Footstar Corporation, a Texas corporation, Footstar Inc., a Delaware corporation, (together "Footstar"). and the employee executing this Agreement below ("Executive'") is made and effective this_______day of_________________, 2004 (the "Effective Date").

            WHEREAS, Executive is critical to the success and operation of Footstar's Meldisco business segment, which primarily engages in the procurement, sales and marketing of footwear in leased premises located in Kmart and/or Sears stores;

            WHEREAS, Footstar desires to ensure the continued availability of the Executive's services and to protect itself against solicitations of employment of the Executive from Kmart Corporation and/or Sears, Roebuck and Co., their parents, subsidiaries, affiliates and successors (collectively, "Kmart").

            WHEREAS, the loss of the Executive to Kmart thereof will potentially jeopardize Meldisco's business model;

            WHEREAS, Footstar has filed a motion with the Bankruptcy Court for the Southern District of New York, where it has filed a Chapter 11 case, seeking approval of the Meldisco Compensation Program, including, without limitation, the assumption and continuation of an amended Footstar Senior Executive Retirement Plan and all accrued benefits thereunder, additional retention bonuses, an increase in severance benefits and authorization for an annual bonus program in respect of fiscal year 2005, as may be applicable to the Executive and certain other executives (collectively, the "Retention Incentives") (those benefits applicable to Executive are identified in Appendix A attached hereto); and

            WHEREAS, Executive's execution of this Agreement and the Agreement to Terminate Employment or Change in Control Agreement in the form attached hereto as Appendix B is a condition to Executive's participation in the Retention Incentives applicable to Executive (as identified in Appendix A).

            NOW, THEREFORE, in consideration of Executive's eligibility for participation in the Retention Incentives, Executive's continued employment with Footstar and the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, Footstar and Executive agree as follows:

            1. The Retention Incentives applicable to Executive (as identified in Appendix A to this Agreement) shall not be effective unless this Agreement and the Agreement to Terminate Employment or Change in Control Agreement attached as Appendix B hereto are executed and delivered by the Executive and Footstar.

            2. Executive acknowledges that during the course of his/her employment with Footstar, he/she necessarily has had and will have access to and make use of proprietary information and confidential records of Footstar, its parents, subsidiaries and affiliates (collectively, referred to herein as "the Company"). Executive agrees that he/she shall not during his/her employment or at any time thereafter, directly or indirectly, use for his/her own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized by the Company or is otherwise required by law. Executive understands that the term "proprietary information" is information that was or will be developed or created by or on behalf of the Company, including without limitation, by the Executive in the course of his/her work for the Company, or which became or will become known by or was or is conveyed to the Company, which has commercial value in the Company's business. By way of illustration, but not limitation, "proprietary information" includes, (a) information concerning any product, technology, technique or procedure employed by the Company or under development by or being tested by the Company; (b) information concerning the Company's policies, prices, systems, methods of operations, files, contractual arrangements or customers; (c) the Company's trade secrets and other "know how"; (d) information concerning the structure or content of the Company's databases; (e) information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, capital structure, operating results, or business plans; (f) information concerning the Company's advertisers; (g) information concerning the Company's suppliers; (h) product and service information and future development plans; (i) information concerning the Company's finances, including without limitation financial results, financing, and ownership of the Company; (j) information regarding the compensation of other executives or of consultants to the Company; (k) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company; and (l) all written, graphic and other material relating to any of the foregoing.

            Executive understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company or the Company's directors, officers, executives, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality).

            3. Executive shall not during his/her employment or at any time thereafter, except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. For purposes hereof, "confidential records" means all Company records, correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical, or electronic or other media or equipment of any kind which may be in Executive's possession or control or accessible to Executive which contain any proprietary information. Executive agrees that all confidential records shall be and remain the sole property of the Company during Executive's employment with the Company and thereafter.

            4. Upon the termination of Executive's employment, or at any earlier time as may be requested by the Company, Executive agrees to deliver to the Company all documents, computer disks, tapes and electronic media, together with all copies thereof (whether or not such material constitute proprietary information or confidential records) obtained in the course of his/her employment.

            5. Executive acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders Executive special and unique within the Company's industry. In consideration of Executive's continued employment by the Company and participation in the Retention Incentives applicable to Executive (as identified in Appendix A attached hereto), Executive agrees that during his/her employment by the Company and for a period expiring twelve (12) months following the earlier of (i) the termination of Executive's employment with the Company for any reason, or (ii) the termination or expiration of the Master Agreement between Footstar, Inc. and Kmart Corporation, entered into as of June 9,1995 and effective as of July 1, 1995, as amended (the "Restriction Period"), either for himself/herself or as a principal, agent, stockholder, director, officer, member, partner, employee, independent contractor, or consultant of any firm, corporation or association, or for any other person or entity:

            (a) Executive will not attempt to or own, manage, finance, operate, control, advise, assist, provide services to or otherwise engage or participate in any manner in the procurement, sale or marketing of footwear, or the operation of a footwear business, in each case by or for Kmart or within any Kmart store.

            (b) Executive shall not directly or indirectly interfere with or disrupt the relationship, contractual or otherwise, between the Company and (i) Kmart or (ii) any of the Company's vendors, suppliers or distributors.

            (c) Executive shall not (i) directly or indirectly solicit or encourage any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company, or (ii) directly or indirectly solicit or encourage any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity.

            6. During the Restriction Period, Executive agrees that upon the earlier of Executive's (a) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (b) receiving an offer of employment from a Competitor, or (c) becoming employed by a Competitor, Executive will (x) immediately provide notice to the Company of such circumstances and (y) provide copies of this Agreement to the Competitor. Executive acknowledges that the Company may provide notice to a Competitor of Executive's obligations under this Agreement. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company) that engages, directly or indirectly, in the procurement, sale or marketing of footwear, or the operation of a footwear business, in each case by or for Kmart or within any Kmart store.

            7. Executive understands that the provisions of this Agreement limit his/her ability to earn a livelihood in a business similar to the business of the Company, but permit him to engage in any footwear business that is not within any Kmart store or operated by or for Kmart or does not otherwise involve Kmart. Accordingly, Executive agrees and hereby acknowledges that the consideration provided by Executive's continued employment by the Company and participation in the applicable Retention Incentives is sufficient to justify the restrictions contained in such provisions. Executive further agrees and acknowledges that (i) such provisions are reasonable as to time and scope of activity to be restrained so as to protect the business interests of the Company, (ii) such provisions are not unduly burdensome to Executive and (iii) that he/she will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            8. Executive acknowledges and agrees that, by virtue of his/her position, services, and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Agreement would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Agreement. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the Company under any other agreement or applicable law.

            9. Simultaneously with the Executive's execution of this Agreement, and in consideration of Executive's participation in the Retention Incentives, Executive agrees to execute an Agreement to Terminate Employment or Change in Control Agreement in the form attached hereto as Appendix B.

            10. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Executive and the Company agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

            11. Executive represents that his/her entry into and performance of all the terms of this Agreement and of his/her responsibilities as an Executive of Footstar does not and will not breach any confidentiality or other agreement or obligation, whether written or oral, that he/she has with or to any third party.

            12. This Agreement will be governed by and construed according to the laws of the State of New Jersey as applied to agreements among New Jersey residents entered into and to be performed entirely within New Jersey. Any action arising under this Agreement shall be commenced in a state or federal court sitting in the State of New Jersey. Footstar and Executive hereby waive any objection which either now or hereafter have to such jurisdiction and any defense of inconvenient forum.

            13. This Agreement sets forth the entire agreement and understanding between Footstar and Executive relating to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the party to be charged. Any subsequent change or changes in Executive's duties, salary or compensation will not affect the validity or scope of this Agreement.

            14. This Agreement will be binding upon Executive's heirs, executors, administrators, and other legal representatives and will be for the benefit of Footstar, its successors and its assigns.

            15. Executive agrees that this Agreement shall be enforceable by, and may be assigned by Footstar Inc. or Footstar Corporation to, any purchaser of all or substantially all of their respective businesses or assets, any successor to Footstar Inc. or Footstar Corporation, or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement may not be assigned by Executive.

            16. The provisions of this Agreement shall survive the termination of Executive's employment, any other agreements in connection therewith. The provisions of this Agreement shall also survive the termination of Footstar's Chapter 11 case filed in the Bankruptcy Court.

            17. Executive agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with Footstar, nor shall it interfere in any way with Executive's right or Footstar's right to terminate Executive's employment at any time, for any reason, with or without cause. In addition, Executive agrees that this Agreement does not purport to set forth all of the terms and conditions of Executive's employment, and that as an Executive with Footstar, Executive has obligations to Footstar which are not set forth in this Agreement.

            18. No waiver by Footstar of any breach of this Agreement shall be a waiver of any preceding or subsequent breach. No waiver by Footstar of any right under this Agreement shall be construed as a waiver of any other right.

Footstar, Inc.

By: /s/ Jeffrey A. Shepard                   Executive: /s/ Maureen Richards
    --------------------------------                    --------------------
Print Name:                                  Print Name: Maureen Richards
           -------------------------
Title:                                       Date: January 5, 2005
       -----------------------------

Date:
      ------------------------------

                                   APPENDIX A

  TO:   Maureen Richards
FROM:   Jeff Shepard
  CC:   Dennis Lee
DATE:   December 18, 2004
  RE:   COURT APPROVAL OF THE MELDISCO COMPENSATION PROGRAM

We are pleased to advise that the Court has approved your Participation in the following programs:

I. 2005 AWARDS

      A. 2005 Retention Award. You are eligible to earn an amount equal to 75% of your target bonus (50% of your current base pay or $123,750) to be paid in two equal parts and subject to your continued employment through the payment dates of July 1, 2005 and January
            1, 2006, respectively.

      B. 2005 Performance Incentive Award. You are eligible to earn a performance award equal to 100% of your current target bonus opportunity (50% of your current base pay or $165,000) based on the achievement of company Free Cash Flow(1) related objectives of $70,100,000. Awards will be calculated seasonally and paid, subject to your continued employment through the payment dates, as soon as practical after July 1, 2005 and January 1, 2006, based on actual performance against these objectives.

II. SEVERANCE BENEFITS AND PAYMENTS IN CONNECTION WITH SALE OF COMPANY

      In the event of both the Sale of the Company and the failure by the acquiring company to offer you a substantially comparable position, you will receive the below payments. A Sale of the Company means a sale of all or substantially all of the assets or stock of the Company as part of its Chapter 11 cases. An offer of "comparable employment" means unless you agree otherwise: (i) substantially the same duties as applicable to you immediately prior to the Sale and no duties which are inconsistent with your then status as an executive; (ii) at least the same salary rate in effect immediately prior to the Sale; (iii) an equivalent target annual bonus opportunity; (iv) substantially comparable employee benefits in the aggregate to the employee benefits applicable immediately prior to the Sale, including, without limitation, to the extent applicable, severance benefits in effect before the approval of the Meldisco Compensation Program, life insurance, retirement benefits and supplemental retirement benefits; and (v) a principal place of employment that is not more than 35 miles from your principal place of employment immediately prior to the Sale.

A. Guaranteed severance(2) in lieu of the
   severance set forth in the attached draft letter
   to you dated May 10, 2004 (the "May Letter") equal to    $742,500
                                                            --------
B. The KERP payment set forth in the May letter             $495,000
                                                            --------
C. A fixed SERP payment of                                  $462,700
                                                            --------
D. Plus pro-rata payment (calculated through
   the closing date) of any 2005 Retention and
   2005 Performance Awards referred to in
   Section I above.                                         $ TBD

-----------------------
(1) Free Cash Flow has the same meaning as set forth in Section 1.42 of the Debtor's Plan of Reorganization provided however, the calculation for purposes of the 2005 Performance Incentive Plan shall not be a "cumulative" calculation, but merely a calculation for the specific time period or season being measured. For 2005, the Free Cash Flow target is $70.1 million with a target of $42.9 million for the first half of the year and $27.2 million for the second half of the year. Such amounts may only be adjusted to reflect Kmart store closings in excess of the number of store closings reflected in the plan. At target performance 100% of target bonus is payable; at 120% of planned performance (maximum) bonus awards will be paid at 200% of target; at performance of 80% of target (threshold) 50% of target bonus will be paid. For performance between threshold and target and for performance between target and maximum, awards are interpolated.

(2) Medical and dental coverage will continue for the duration of the severance period, with your payment of the active associate rate. In addition, 15 months of transition support will be provided through Right Associates.

   THE SERP PAYMENT SET FORTH ABOVE IS AN AMOUNT THAT WILL BE PAID TO YOU IN FULL SATISFACTION OF ANY OBLIGATIONS OF THE COMPANY TO YOU UNDER THE COMPANY'S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. IN THE EVENT AN ACQUIRER OFFERS YOU A COMPARABLE POSITION BUT FOR THE SERP PAYMENT SET FORTH AND FOOTSTAR AGREES TO PAY YOU THE SERP LIABILITY DESCRIBED ABOVE, NO SEVERANCE BENEFITS WILL BE PAYABLE TO YOU.

                                                /s/ JR           /s/ MR
                                                ---------------  ---------------
                                                    COMPANY      EXEC. INITIALS

III.  Severance BENEFITS AND PAYMENTS OTHER THAN IN CONNECTION WITH SALE OF
      COMPANY

      In the event of your involuntary termination other than in connection with the Sale of the Company you will receive the following payments:

A. Guaranteed severance(2) equal to                           $742,500
                                                              --------
B. The KERP payment set forth in the May letter               $495,000
                                                              --------
C. Plus pro-rata payment (calculated on a daily
   basis through termination date) of any 2005
   Retention and 2005 Performance Awards referred
   to in Section I above.                                     $ TBD

IV.   PARTIAL PAYMENT OF KERP

      Subject to your continued employment through July 1, 2005, you will be paid on such date $82,500 in partial satisfaction of the KERP payment set forth in the May Letter.

V.    PAYMENTS AND BENEFITS IF COMPANY EFFECTS ITS PLAN OF REORGANIZATION

      In the event the Company reorganizes, and subject to your continued employment, you will receive the following payments and/or benefits on the emergence date:

         A. The balance of any KERP payment due under the May Letter;

         B. The right to participate and be eligible for any awards not yet due or paid under the 2005 Retention Plan and 2005 Performance Incentive Plan; and

         C. The right to continue to participate in the SERP subject to all the terms of and provisions of the SERP that were in place prior to the Company's Chapter 11 filing.

VI.   CONFIDENTIALITY AND NON-COMPETITION AGREEMENT AND GENERAL RELEASE

      In exchange for your participation in this compensation program, you will be required to sign the attached Confidentiality and Non-Competition Agreement, which includes an agreement to terminate your employment agreement dated June 1996, and in the event of your termination, you will be required to sign a general release in a form acceptable to the Company in order to receive any payments then due other than with respect to any valid unsecured claim you may have for the Cash Performance Incentive
      (CPI) award.

Executive agrees to maintain the confidentiality of all terms and conditions of this letter.

/s/ Maureen Richards                                    January 5, 2005
--------------------                                    ---------------
Executive                                               Date

Attachments:

                                                                      APPENDIX B

                      AGREEMENT TO TERMINATE EMPLOYMENT OR
                           CHANGE OF CONTROL AGREEMENT

            This Agreement among Footstar Inc., a Delaware corporation ("Footstar"), and the employee executing this Agreement below ("Executive") is made and effective this________day of December, 2004 (the "Effective Date"). All initially capitalized terms not defined herein shall have the meaning set forth in the Confidentiality and Non-Compete Agreement between the parties of even date herewith ("Non-Compete Agreement").

            NOW, THEREFORE, in consideration of Executive's participation in the Retention Incentives and the mutual covenants, understandings, and representations hereinafter set forth, among other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Footstar and Executive agree as follows:

      1. The Retention Incentives applicable to Executive (as identified in Appendix A to the Non-Compete Agreement) shall not be effective unless this Agreement and the Non-Compete Agreement are executed and delivered by the Executive and Footstar.

      2. The Employment Agreement between Footstar and Executive referenced in Appendix A to the Non-Compete Agreement ("Employment Agreement") and all of Executive's rights thereunder are hereby terminated and its provisions shall be deemed null and void, except as otherwise expressly provided herein.

      3. Executive hereby releases Footstar, Inc., Footstar Corporation or any of their respective parents, subsidiaries, affiliates, and each of their respective directors, officers, employees, agents and representatives (the "Footstar Parties") and their respective successors and assigns from all known and unknown claims, causes of action, obligations, damages or liabilities arising out of the Employment Agreement, and not any other claims, obligations or liabilities arising from Executive's employment with Footstar, which Executive had, has or may have for any period prior to the date of the execution of this Agreement, except that such waiver and release shall not apply to or otherwise extinguish any claims for (i) benefits arising under Footstar's Supplemental Retirement Plan for Senior Management of Footstar, Inc., after taking into account the reductions in SERP benefits to which Executive has separately agreed in exchange for eligibility for enhanced severance benefits, (ii) benefits to which Executive would be entitled under the normal terms of any plan of Footstar, and (iii) benefits specifically described in Appendix A to the Non-Compete Agreement.

      4. After this Agreement becomes effective, Executive will be an at-will employee of Footstar.

      5. Executive agrees that this Agreement shall be enforceable by, and may be assigned by Footstar Inc. or Footstar Corporation to, any purchaser of all or substantially all of their respective businesses or assets, any successor to Footstar Inc. or Footstar Corporation, or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement may not be assigned by Executive.

      6. The provisions of this Agreement shall survive the termination of Executive's employment, any other agreements in connection therewith. The provisions of this Agreement shall also survive the termination of Footstar's Chapter 11 case filed in the Bankruptcy Court.

      7. Executive agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with Footstar, nor shall it interfere in any way with Executive's right or Footstar's right to terminate Executive's employment at any time, for any reason, with or without cause. In addition, Executive agrees that this Agreement does not purport to set forth all of the terms and conditions of Executive's employment, and that as an Executive with Footstar, Executive has obligations to Footstar which are not set forth in this Agreement.

      8. This Agreement may be executed in two counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Executive has signed his name and Footstar, by the signature of its duly authorized officer, has executed this Agreement, as of the date and year first above written.

Footstar, Inc.

By: /s/ Jeffery A. Shepard
    ----------------------
    Name:
    Title:

Executive

/s/ Maureen Richards
--------------------

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